Exhibit 10.4

June 30, 2008

Manitex LiftKing, ULC

3000 South Austin Avenue

Georgetown, Texas 78626

Ladies and Gentlemen:

1.	As used in this letter, the following terms shall have the respective meanings set forth below:

“American Note” shall mean the U.S. $4,500,000 Master Revolving Note dated as of the date hereof, from the Borrower as maker to the Bank as payee, as amended from time to time.

“Bank” shall mean Comerica Bank, a Texas banking association.

“Borrower” shall mean Manitex LiftKing, ULC, an Alberta corporation.

“Borrowing Base” shall mean, as of any date, the “Advance Formula”, as such term is defined in the Advance Formula Agreement dated as of December         , 2007, between the Borrower and the Bank, as amended from time to time on such date.

“Canadian Dollar Equivalent Amount” shall mean (a) with respect to any amount outstanding under the Canadian Note, such amount, and (b) with respect to any amount outstanding under the American Note, the Canadian Dollar Exchange Amount.

“Canadian Dollar Exchange Amount” shall mean, as of any date, with respect to any advance under the American Note, the amount of Canadian Dollars which is equivalent to the then outstanding principal amount of such advance at the most favorable spot exchange rate determined by the Bank to be available to it for the sale of U.S. Dollars for Canadian Dollars at the relevant time.

“Canadian Dollars” or “CDN $” shall mean lawful currency of Canada.

“Canadian Note” shall mean the CDN $4,500,000 Master Revolving Note dated December 29, 2006, from the Borrower as maker to the Bank as payee, as amended from time to time.

“Indebtedness” shall mean, as of any date, the outstanding principal balance of the Notes on such date.

“Maximum Loan Amount” shall mean CDN $4,500,000.

“Notes” shall mean the American Note and the Canadian Note.

“U.S. Dollars” or “U.S. $” shall mean lawful money of the United States of America.

2.	The Borrower and the Bank acknowledge and agree that the American Note is intended to offer the Borrower the opportunity to borrow in U.S. Dollars, but only in an amount such that the Canadian Dollar Equivalent Amount of the sum of all advances outstanding under the Notes shall not exceed the lesser of the Borrowing Base and the Maximum Loan Amount.

3.	If at any time and for any reason the Canadian Dollar Equivalent Amount of all advances outstanding under the Notes shall exceed the lesser of the Maximum Loan Amount and the Borrowing Base, the Borrower shall immediately repay an amount of the Indebtedness equal to such excess.

4.	Any breach of this letter agreement by the Borrower will be an Event of Default under the Notes.

If this letter clearly sets forth our understanding regarding these matters, please sign where indicated below and return to me.

Very truly yours,

COMERICA BANK

James Q. Goudie

Acknowledged and agreed to

as of the date set forth above:

MANITEX LIFTKING, ULC

By:	/s/ David H. Gransee
Its:	Vice President and Chief Financial Officer